SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

July 19, 2007

FALCON NATURAL GAS CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-50229	88-0471263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Westchase Center, 2500 City West Blvd, Suite 300, Houston, Texas	77042
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(713) 267-2240

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 19, 2007, Falcon Natural Gas Corporation, a Nevada corporation (the “Company”) issued a Promissory Note (the “Note”) to Cornell Capital Partners, LP (“Cornell”) in the principal amount of One Million One Hundred Fifty Thousand dollars ($1,150,000).

Interest shall accrue on the principal balance of the Note at rate of fourteen percent (14%) per annum. All outstanding principal plus accrued interest is due and payable on the earlier of: (i) December 1, 2007; or (ii) the occurrence of an Event of Default (as defined in the Note). Additionally, the Company has the right to prepay a portion of all outstanding principal plus accrued interest under the Note at its option, with three (3) business days advance notice to Cornell. The Company and Cornell intend that the amounts due and owing on the Note will be converted into convertible debentures of the Company pursuant to a future transaction between the Company and Cornell.

The Note is secured by that certain Security Agreement between the Company and Cornell, dated November 2, 2005, and mortgages by the Company in favor of Cornell executed in connection with that certain Securities Purchase Agreement dated January 29, 2007, between the Company and Cornell. As long as any portion of the Note remains outstanding, the Company may not issue or sell shares of common stock or preferred stock, or any warrant, option or other security instrument granting the holder a right to acquire common stock, for a consideration per share less than the fair market value of the common stock immediately prior to its issuance, enter into any security instrument granting the holder a security interest in all assets of the Company or file a registration statement with the Securities and Exchange Commission on Form S-8.

A copy of the Note is provided herewith as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibit No. Description:

Exhibit	Description	Location

Exhibit 10.1	Promissory Note, dated July 19, 2007, issued by Falcon Natural Gas Corp. in favor of Cornell Capital Partners, L.P.	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 2, 2007	FALCON NATURAL GAS CORP.

By: /s/ Saul S. Deutsch
Name: Saul S. Deutsch
Title: Chief Financial Officer